Exhibit 99.2

Consent of Evercore Group L.L.C.

August 24, 2026

Iridium Communications Inc.

1676 International Drive, Suite 1100

McLean, VA 22102

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 28, 2026, to the Board of Directors of Iridium Communications Inc. (“Iridium”), as Annex C to, and reference thereto under the captions “Summary – Opinion of Iridium’s Financial Advisor”, “Risk Factors – Risks Relating to the Mergers”, “The Mergers – Background of the Mergers”, “The Mergers – Iridium’s Reasons for the Mergers; Recommendation of the Iridium Board”, “The Mergers – Certain Iridium Unaudited Prospective Financial Information” and “The Mergers – Opinion of Iridium’s Financial Advisor” in the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 filed by Rocket Lab Corporation (“Rocket Lab”) (File No. 333-298287) with the U.S. Securities and Exchange Commission (the “SEC”) on August 24, 2026 (the “Registration Statement”), and relating to the proposed mergers involving Iridium and Rocket Lab.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Justin Singh
Justin Singh
Senior Managing Director